Exhibit 99.1

| NEWS RELEASE | Contact: |
|---|---|
| FOR IMMEDIATE RELEASE | New Concept Energy Inc.<br>Investor Relations<br>(800) 400-6407<br>info@newconceptenergy.com |

## New Concept Energy, Inc. Reports Second Quarter 2013 Results

Dallas (August 12, 2013) – New Concept Energy, Inc. (NYSE MKT: GBR), ( the "Company" or "NCE") a Dallas-based oil and gas company, today reported net income for the three months ended June 30, 2013 of $138,000 or $0.07 per share, compared to a net loss of $169,000 or $(0.09) per share for the three months ended June 30, 2012.

For the three months ended June 30, 2013, the Company recorded oil and gas revenues, net of royalty expenses of $384,000 as compared to $325,000 for the comparable period of 2012. The changes in oil and gas revenue was due to new oil wells that were drilled in late 2012.

The Company recorded revenues of $666,000 for the three months ended June 30, 2013 from its retirement property compared to $663,000 for the comparable period in 2012.

For the three months ended June 30, 2013, the Company recorded oil and gas operating expenses of $493,000 as compared to $453,000 for the comparable period of 2012. The increase was partially due to an increase in depletion expense of $20,000. The marked decrease in the market price being paid for natural gas resulted in a modification in the valuation the company placed on its gas reserves which impacted the anticipated production life of its wells. This led to an acceleration of the depletion expense being recorded. The balance of the increases in operating expenses were due to an overall increase in non-payroll related expenses.

For the three months ended June 30, 2013, operating expenses at the retirement property were $383,000 as compared to $353,000 for the comparable period in 2012. The increases in operating expenses were due to an overall increase in non-payroll related expenses.

For the three months ended June 30, 2013, corporate general & administrative expenses were $170,000 as compared to $134,000 for the comparable period in 2012. The increase is primarily due to legal fees incurred by the company to defend itself against certain lawsuits.

For the three months ended June 30, 2013 the Company recorded a bad debt expense recovery of $394,000 with respect to a note receivable that was fully reserved in 2011. During 2012 and the first six months of 2013 the Company has received $2.8 million in payments toward recovery of the note.

Contact:
New Concept Energy, Inc.
Gene Bertcher, (972) 407-8400
info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)
	June 30, 2013	December 31, 2012

Assets

Current assets
Cash and cash equivalents	$960	$398
Accounts receivable from oil and gas sales	236	210
Other current assets	6	2
Total current assets	1,202	610

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	9,432	9,717

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	1,461	1,410
Other	193	204
Total property and equipment	1,654	1,614

Other assets (including $119,625 and $161,300 due from related parties
in 2013 and 2012	576	543

Total assets	$12,864	$12,484

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)

	June 30, 2013	December 31, 2012

Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade	$137	$38
Accrued expenses	232	173
Current portion of long term debt	48	93
Total current liabilities	417	304

Long-term debt
Notes payable less current portion	2,321	2,273
Asset retirement obligation	2,770	2,770
Other long-term liabilities	541	491
Total liabilities	6,049	5,838

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares
at June 30, 2013 and December 31, 2012	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(52,044)	(52,213)

	6,815	6,646

Total liabilities & equity	$12,864	$12,484

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2013	2012	2013	2012
Revenue
Oil and gas operations, net of royalties	$384	$325	$724	$615
Real estate operations	666	663	1,346	1,337
	1,050	988	2,070	1,952

Operating expenses
Oil and gas operations	493	453	949	924
Real estate operations	383	353	769	719
Lease expense	236	231	472	462
Corporate general and administrative	170	134	343	293
Accretion of asset retirement obligation	-	34	-	68
Impairment of natural gas and oil properties	-	-	-	912
	1,282	1,205	2,533	3,378
Operating earnings (loss)	(232)	(217)	(463)	(1,426)

Other income (expense)
Interest income	2	-	8	-
Interest expense	(24)	(56)	(73)	(118)
Recovery of bad debt expense	394	-	733	-
Other income (expense), net	(2)	104	(36)	108
Other income (expense)	370	48	632	(10)

	$138	$(169)	$169	$(1,436)
Net income (loss) applicable to common shares
	$0.07	$(0.09)	$0.09	$(0.74)
Net income (loss) per common share-basic and diluted

Weighted average common and equivalent shares outstanding - basic	1,947	1,947	1,947	1,947